Exhibit 99.1



                                                         FOR IMMEDIATE RELEASE
                                                  Contact: Paul G. Van Wagenen
                                                                (713) 297-5000
                                                     at Pogo Producing Company
                                                                        or
                                                                   Larry Kalas
                                                                (817) 332-9209
                                                        at Arch Petroleum Inc.



                POGO PRODUCING COMPANY AND ARCH PETROLEUM INC.
                               ANNOUNCE MERGER


      HOUSTON and FT. WORTH, TX. - May 29, 1998 - Pogo Producing  Company (NYSE:
PPP) and Arch Petroleum Inc. (NASDAQ: ARCH) announced today that they have entered into a definitive agreement and plan of merger that will provide for a tax-free, stock for stock transaction through which Arch will become a wholly owned subsidiary of Pogo. The combined company would have had 860.7 billion cubic feet of natural gas equivalent of proved reserves (on a pro forma basis as of year end 1997). The combined average daily production rate of the two companies for the first quarter was approximately 203.2 million cubic feet per day of natural gas and 22,182 barrels per day of liquid hydrocarbons (including crude oil, condensate and natural gas liquids).

      The merger agreement provides for a fixed exchange ratio of one share of Pogo common stock for 10.4 shares of Arch common stock. In addition, holders of Arch preferred stock will receive one share of Pogo common stock for each 1.04 shares of Arch preferred stock they hold. Former holders of Arch stock will hold approximately six percent of Pogo common stock after the merger. The total number of outstanding Pogo shares after the merger will be approximately 40,100,000 shares. Based on Arch's closing price of $2.47 on May 28, 1998, and the assumption of approximately $48.5 million of Arch's debt and production payment obligations, the transaction has a total value of approximately $115 million. Although the merger was unanimously approved by the board of directors of both Pogo and Arch, the merger is also subject to approval by Arch's shareholders and to customary regulatory approvals. Executive officers and directors of Arch, Threshold Development Corporation and all of the holders of Arch's preferred stock, representing approximately 47% of Arch's outstanding stock entitled to vote on the merger at the shareholders meeting, have entered into


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agreements  with Pogo  agreeing  to vote in favor of the  merger.  The merger is expected  to close in the  third  quarter  of 1998  and is also  expected  to be
accounted   for  as  a  pooling  of   interests   and   qualify  as  a  tax-free
reorganization.

      Paul G. Van Wagenen, Pogo's Chairman, President and Chief Executive Officer, said, "We are very excited about the opportunity to join forces with Arch and its experienced team of proven oil finders. Arch's west Texas and Permian Basin properties and operations complement and strengthen Pogo's existing operations in our core area there, providing the combined entity with substantial synergistic opportunities and additional high-grade locations to add to our drilling inventory. We believe that Pogo's financial strength will enable us to more fully and rapidly exploit Arch's existing opportunities there. In addition, we also look forward to integrating Arch's highly successful Canadian subsidiary into our international operations. Its inventory of highly-prospective Canadian acreage and prospects are just beginning to be explored and developed, and will provide Pogo with another international area that will complement Pogo's existing successful operations in the Kingdom of Thailand, further diversifying Pogo's international exploration and production efforts. In addition, this combination also provides Pogo with a valuable entryway into Canadian exploration opportunities, which Pogo has been actively pursuing for some time."

      Larry Kalas, Arch's President and Chief Executive Officer, said, "This combination will permit Arch to accelerate the pace and scope of its exploration efforts, both in the United States and in Canada. We believe that the financial strength of the combined entity, coupled with its significant upside potential in its domestic and international operations, will provide an excellent opportunity for shareholders to realize significant future value from the combined entity."

      Pogo Producing Company primarily explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 103 (assuming the remaining two high bid tracts from the recent federal OCS lease sale are awarded) federal and state Gulf of Mexico lease blocks offshore Louisiana and Texas. After the merger Pogo will own interests in approximately 378,000 gross leasehold acres in major oil and gas provinces onshore in the United States and approximately 734,000 gross acres in the Kingdom of Thailand and approximately 142,000 gross acres in the Dominion of Canada. Pogo common stock is listed on the New York Stock Exchanges under the symbol PPP. Arch common stock is listed on the NASDAQ National Market System under the symbol ARCH.

      Certain statements in this news release regarding future expectations, potential results of the business combination, plans for oil and gas exploration, development and production may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas as well as other risks discussed in detail in the SEC filings of Pogo and Arch, including the Annual Reports on Form 10-K for the year ended December 31, 1997. Actual results may vary materially.


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